Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2026, relating to the financial statements of comScore, Inc. appearing in the Annual Report on Form 10-K of comScore, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
McLean, Virginia
August 19, 2026